Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), dated April 13, 2011 (“Effective Date”), is between Orange 21 Inc. (the “Company”) and Carol Montgomery (“Executive”).

1.	POSITION, RESPONSIBILITIES, AND TERM

a. Position. As of the Effective Date, Executive is employed by the Company to render services to the Company in the position of Chief Executive Officer and other mutually-agreeable senior executive positions for the Company and its subsidiaries (including initially as “Secretary” of the Company) as the Company’s Board of Directors (“Board”) may request. Executive shall report directly to the Board in these capacities. For sake of clarity, Executive shall also serve, if requested by the Board, as a director and Chief Executive Officer of Orange 21 North America Inc. or the Company’s other subsidiaries. Executive shall perform such duties and responsibilities as are normally related to such positions in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive (“Services”) by the Board. Executive shall abide by the rules, regulations, and practices of the Company as adopted or modified from time to time in the Company’s sole discretion. Executive will devote Executive’s full time efforts to the provision of Services under this Agreement. Executive acknowledges and agrees to perform all duties and requirements mandated of the Principal Executive Officer of the Company, as defined under the Securities and Exchange Commission rules and regulations.

b. Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement: (i) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company; or (ii) acquire any interest of any type in any other business which is in competition with the Company, provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring solely as an investment up to one percent (1%) of the outstanding equity interests of any publicly-held company.

c. No Conflict. Executive represents and warrants that Executive’s execution of this Agreement and performance of Services under this Agreement will not violate any obligations Executive may have to any other employer, person or entity, including any obligations to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or in trust prior to becoming an employee of the Company.

2.	COMPENSATION AND BENEFITS

a. Annual Base Salary. In consideration of the Services to be rendered under this Agreement, the Company shall pay Executive an annual base salary at the rate of Three Hundred Sixty Thousand Dollars ($360,000.00) per year, less applicable withholdings (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s normal payroll practices. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased in the sole discretion of the Board. On or before December 31, 2011, the compensation and benefits payable to Executive under Section 2 of this Agreement will be reviewed and is subject to adjustment at the sole discretion of the Board.

b. Stock Option. In further consideration of the Services to be rendered under this Agreement, the Company will grant Executive a nonstatutory stock option to purchase 100,000 shares of the Company’s common stock vesting annually over a period of three (3) years from the grant date of such stock option (“Stock Option”). Executive’s entitlement to the Stock Option is conditioned upon Executive’s signing of the Company’s written Stock Option agreement, attached hereto as Exhibit B, and is subject to its terms and the terms of the Company’s Amended and Restated 2004 Stock Incentive Plan, or any successor plan thereto (the “Stock Plan”), and related documents adopted by the Board, except as expressly provided herein. The number of shares subject to the Stock Option will be proportionately adjusted upon any stock split of the Company’s common shares which occurs before the Stock Option is granted.

c. Employment Benefits Plans. In further consideration of the Services to be rendered under this Agreement, Executive will be eligible to participate in pension, profit sharing and other retirement plans, incentive compensation plans, group health, hospitalization and disability or other insurance plans, and other employee welfare benefit plans generally made available to other similarly-situated employees of the Company, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

d. Vacation. Commencing with the Effective Date, Executive shall begin to accrue four (4) weeks of paid vacation per calendar year (or such greater amount as is approved by the Board from time to time) on a pro-rata basis, subject to the policies and procedures in the Company’s Employee Handbook as may be amended from time to time in the Company’s sole discretion.

e. No Relocation Benefits. Executive acknowledges and agrees that she is not entitled to and shall not receive any relocation benefits or payments or reimbursements in connection with her employment with the Company.

f. Expenses. The Company will pay or reimburse Executive for all normal and reasonable travel and entertainment expenses incurred by Executive in connection with Executive’s responsibilities to the Company upon submission of proper vouchers and documentation in accordance with the Company’s expense reimbursement policy. Any reimbursements or in-kind benefits provided under this Agreement that are subject to Internal Revenue Code (“Code”) Section 409A shall be made or provided in compliance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

3.	TERM - AT-WILL EMPLOYMENT

Notwithstanding anything to the contrary in this Agreement whether express or implied, the employment of Executive shall be “at-will” at all times. The Company or Executive may terminate Executive’s employment with the Company at any time for any reason or no reason at all, with or without cause, in each case subject to the terms and provisions of this Agreement, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. This Agreement shall terminate automatically upon the termination of Executive’s employment with the Company. Following the termination of Executive’s employment, the Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination.

4.	COMPANY TERMINATION OBLIGATIONS

a. Termination by Company for Cause. The Company may terminate Executive’s employment and this Agreement at any time for Cause. Upon a termination of Executive’s employment by the Company for Cause, Executive only will be entitled to any salary and other benefits earned, but unpaid (including accrued but unpaid vacation), and any reimbursement for expenses owed to Executive by the Company, as of the date of Executive’s termination. For purposes of this Agreement, “Cause” shall mean, each as determined in the discretion of the Company’s (or its successor’s) Board: (i) Executive engages in a material act of misconduct, including but not limited to misappropriation of trade secrets, fraud, or embezzlement; (ii) Executive commits a crime involving dishonesty, breach of trust, physical harm to any person, or moral turpitude; (iii) Executive breaches this Agreement; (iv) Executive refuses to implement or follow a lawful policy or directive of the Company or engages in other willful misconduct in the performance of Executive’s duties; (v) Executive engages in misfeasance or malfeasance demonstrated by Executive’s failure to perform Executive’s job duties diligently and/or in a professional manner; or (vi) Executive violates a Company policy or procedure which is materially injurious to the Company, including but not limited to violation of the Company’s policy concerning sexual harassment, discrimination, retaliation, conflicts of interest, or drugs or alcohol.

b. Termination by Company without Cause. The Company shall have the unilateral right to terminate Executive’s employment and this Agreement at any time without Cause in the Company’s sole and absolute discretion upon thirty (30) days advance written notice. Any such termination without Cause shall not constitute a breach of any term of this Agreement, express or implied, or a wrongful deprivation of Executive’s office or position. If the Company terminates Executive’s employment without Cause, the Company shall have no obligation to Executive. Executive only will be entitled to any salary and other benefits earned, but unpaid (including accrued but unpaid vacation), and any reimbursement for expenses owed to Executive by the Company, as of the date of Executive’s termination.

c. Termination Due to Disability. Disability shall mean that Executive will be or has been unable for medical reasons to perform her essential job duties for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twelve (12) month period. If Executive becomes subject to a Disability and if within thirty (30) days after the Company gives Executive written notice, Executive has not returned to perform substantially her duties, Executive’s employment and this Agreement shall terminate automatically upon the expiration of such 30-day period and all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

d. Termination Due to Death. Executive’s employment and this Agreement shall terminate automatically upon Executive’s death. If Executive’s employment is terminated due to Executive’s death, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

e. Executive’s Resignation. Executive may resign Executive’s employment at any time pursuant to Section 3 upon thirty (30) days advance written notice to the Company, and thereafter, all obligations of the Company under this Agreement shall cease other than those set forth in Section 3 and this Agreement shall terminate automatically.

f. Golden Parachute Excise Tax. In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G, and the regulations thereunder or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be payable either in (x) full or (y) as to such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax and Executive shall receive the greater, on an after-tax basis, of (x) or (y) above. In order to produce the best possible after-tax result for Executive, Executive hereby agrees to the reduction of any payments or benefits under this Agreement, as well as any other payments or benefits provided for under agreements entered into between Executive and the Company that are included in the calculation of the Total Payments, such as, for example, the accelerated vesting of equity awards. All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of Code Section 280G) that are required to be made under this Section 4(g), shall be made by a nationally recognized independent audit firm not retained by the Company at the time of the Change in Control (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to the Executive within seven (7) business days of the Executive’s “separation from service” (within the meaning of Code Section 409A) from the Company (“Termination Date”), if applicable, or such earlier time as is requested by the Company. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. Any determination by the Accountants shall be binding upon the Company and the Executive, absent manifest error. If a reduction in the Total Payments constituting “parachute payments” is necessary so that no portion of such Total Payments is subject to the excise tax under Code Section 4999, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a parachute payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount in not treated as a parachute payment; (3) cancellation of any accelerated vesting of equity awards; and (4) reduction of any continued employee benefits. In selecting the equity awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Total Payments provided to Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Code Section 409A, awards instead shall be selected in the reverse order of the date of grant. For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to Executive when performing the foregoing comparison between (x) and (y), such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes. Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall the Executive have any discretion with respect to the ordering of payment reductions. As expressly permitted by Q/A #32 of the Code Section 280G regulations, with respect to performing any present value calculations that are required in connection with this Section 4(f), Executive and Company each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the Effective Date and the Accountants shall therefore use such AFRs in their determinations and calculations. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section 4(f).

5.	EXECUTIVE TERMINATION OBLIGATIONS

a. Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

b. Resignation and Cooperation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships then held with the Company, and any of its affiliates, as of Executive’s last day of employment and Executive agrees that he will timely take any action requested by the Company to confirm any such resignations. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

c. Continuing Obligations. Executive understands and agrees that Executive’s obligations under Sections 5 through 8 herein (including Exhibit A) shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

d. Clawback Policy. Without limiting the requirement in Section 1 that Executive will strictly adhere to and obey Company policies, Executive understands and agrees that the Company may in the future implement a policy on the recoupment of compensation (“Clawback Policy”). As a result, if Executive becomes eligible for a bonus or other incentive awards, Executive may be required to repay to the Company certain previously paid compensation in accordance with any such Clawback Policy and/or in accordance with applicable law.

6.	INVENTIONS AND PROPRIETARY INFORMATION

In consideration of, and as a condition to, Executive’s employment with the Company, and as an essential inducement to the Company to enter into this Agreement, this Agreement is expressly subject to Executive’s executing (and complying with) the Company’s Proprietary Information and Inventions Agreement, which is attached as Exhibit A (“Proprietary Information Agreement”).

7.	ARBITRATION

The Company and Executive agree that any dispute or controversy arising out of, relating to, or in connection with Executive’s employment with the Company, severance of Executive’s employment with the Company, this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in San Diego, California, in accordance with the Judicial Arbitration and Mediation Service/Endispute, Inc. (“JAMS”) rules for employment disputes then in effect (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall apply California law to the merits of any dispute or claim. The Company shall pay the arbitration costs, to the extent required by law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in San Diego, California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH EXECUTIVE’S EMPLOYMENT OR TERMINATION THEREOF, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

8.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by an officer or director authorized by the Company’s Board which expressly references this Section. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.	ASSIGNMENT; BINDING EFFECT

a. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b. Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

10.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the Company, addressed to the Company’s General Counsel at its corporate office in San Diego, California or to Executive at Executive’s residence. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

11.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

12.	TAXES

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction. The Company (including without limitation members of the Board) shall not be liable to Executive or other persons as to any unexpected or adverse tax consequence realized by Executive and Executive shall be solely responsible for the timely payment of all taxes arising from this Agreement that are imposed on Executive. This Agreement is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in a manner so as to comply therewith. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under this Agreement to Executive will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. The Company will have no liability to Executive or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. In addition, if upon Executive’s Termination Date, Executive is then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following Executive’s Termination Date until the earlier of (i) the first business day of the seventh month following Executive’s Termination Date or (ii) ten (10) days after the Company receives written confirmation of Executive’s death. Any such delayed payments shall be made without interest.

13.	GOVERNING LAW AND FORUM

This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties hereby agree that the sole and exclusive forum for resolution of any dispute relating to this Agreement shall be in San Diego, California, the parties hereby submit to personal jurisdiction of state and federal courts and the arbitrator in San Diego, California to resolve any disputes relating to this Agreement.

14.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

15.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this Agreement, including but not limited to Exhibit A, shall survive the termination of employment and the termination of this Agreement.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

17.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

18.	ENTIRE AGREEMENT

This Agreement and its exhibits, the Company’s Stock Plan, and any other agreements referenced herein, as amended or superseded from time to time, contain the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein and supersede any and all prior written or oral understandings. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

19.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ORANGE 21 INC.		EXECUTIVE

/s/		/s/
By:	Seth W. Hamot	Carol Montgomery
Its:	Chairman of the Board of Directors and duly authorized signatory

EXHIBIT A

PROPRIETARY INFORMATION AGREEMENT

Exhibit A

ORANGE 21 INC.

PROPRIETARY INFORMATION AGREEMENT

This Agreement is entered into as of the date shown below by and between Orange 21 Inc., a Delaware corporation, (hereinafter referred to as “Company”), and the employee whose signature is shown below (hereinafter referred to as “Employee”).

In consideration of Employee’s employment by Company, and the compensation received by Employee from Company from time to time, the parties hereby agree as follows:

1. Definitions. As used herein, the following terms shall have the meanings set forth below:

1.1 Company. The term “Company” shall include Orange 21 Inc. and its wholly owned subsidies, Orange 21 North America Inc. and Orange 21 Europe.

1.2 Proprietary Information. The term “Proprietary Information” shall include all of Company’s confidential or proprietary information, including without limitation, any information relating to marketing and sales information, financial projections, cost summaries, pricing formula, inventions or trade secrets, business practices, trademarks, customer lists, reports, investigations, experiments, research or developmental work, work in progress, designs, plans, proposals, and all concepts or ideas, materials or information related to the business, products or sales of Company, or Company’s customers, vendors or business associates, that have not previously been voluntarily disclosed to the public by authorized representatives of Company.

2. Confidentiality.

2.1 Acknowledgment of Proprietary Interest. Employee acknowledges that Proprietary Information is valuable to Company and the business in which Company is engaged. Employee agrees that all Proprietary Information shall be the sole and exclusive property of Company and its assigns, and Employee hereby assigns to Company any rights Employee may have or acquire in Proprietary Information.

2.2 Non-Disclosure and Non-Use of Proprietary Information. Employee agrees at all times during the term of his/her employment with Company, and after termination of Employee’s employment, to maintain Proprietary Information in strict confidence, and not to disclose or allow to be disclosed, either directly or indirectly, any Proprietary Information to any third party, other than to persons engaged by Company to further the business of Company, and not to use any Proprietary Information except as may be necessary in the ordinary course of performing Employee’s duties on behalf of Company. Further, Employee shall inform any third party of the confidential nature of Proprietary Information prior to disclosure to such third party, and Employee shall only disclose Proprietary Information to such third party under a confidential disclosure agreement between Company and such third party.

2.3 Confidential Information of Others. Employee represents and warrants that Employee does not have in his/her possession any confidential or Proprietary Information, materials or documents belonging to any third party, including former employers, and that Employee will not use, disclose to Company or induce Company to use, any of such confidential or Proprietary Information, materials or documents during his/her employment. Further, Employee represents that his/her employment will not require Employee to breach any obligations to or confidences of any third party, including former employers.

2.4 Pre-publication Authorization. Employee agrees that Employee shall obtain the written approval of Company prior to any publication, oral or written, of any information, whether or not Proprietary Information, regarding any aspect of Company’s business.

2.5 Return of Materials at Termination. Employee acknowledges that all documents and other tangible property, whether or not pertaining to Proprietary Information, furnished to Employee by Company or produced by Employee in connection with his/her employment by Company, shall be and remain the sole and exclusive property of Company. In the event of termination of Employee’s employment, with or without cause and whatever the reason, Employee shall promptly deliver to Company all such property, including all notebooks, records, data, and other information in tangible form, and all copies or reproductions thereof.

2.6 Remedies Upon Breach. In the event of any breach of this Agreement by Employee, Company shall be entitled, if it so elects, to institute proceedings in any court of competent jurisdiction, either in law or in equity, to enjoin Employee from violating any of the terms of this Agreement, to enforce the specific performance by Employee of any of the terms of this Agreement, and to obtain damages, but nothing contained herein shall be construed to prevent such remedy or combination of remedies as Company may elect to invoke. The failure of Company to promptly institute legal action upon any breach of this Agreement shall not constitute a waiver of that or any other breach hereof.

3. Covenant Not to Compete. Employee agrees that, during the term of his/her employment, Employee shall not directly or indirectly compete with Company in any way, in the business in which Company is engaged or in which Company becomes engaged during the term of his/her employment.

4. Company Property. The computer system, including any mainframe, network, standalone computers, software, e-mail, and any online or Internet access is property of Company. Employee agrees that he/she shall not use any company property in his/her possession for any purpose other than for business purposes, as required to fulfill his/her responsibilities as an employee of Company, or as may be specifically requested by Company. Employee is not permitted to make back-up copies of, or use or download Company-owned software, programs, or data for use outside the Company without express written permission by Company.

5. General Provisions.

5.1 Duration. This Agreement shall be effective during the entire term of Employee’s employment by Company, and the provisions of Sections 2 and 4 shall remain in full force and effect following Employee’s termination. Employee has entered into employment with Company voluntarily, and Employee is free to resign at any time for any reason or for no reason, notwithstanding this Agreement. Company has the same right to terminate the employment relationship at any time for any reason or for no reason.

5.2 Entire Agreement. This Agreement represents the entire agreement between Employee and Company with respect to Proprietary Information, and related subject matter as covered herein. This Agreement supersedes all previous oral or written communications, representations, understandings or agreements on such subject matter. This Agreement may be modified or amended only by a writing executed by Employee and Company.

5.3 Existing or Other Agreements. This Agreement shall not affect other written agreements in existence or subsequently executed between the parties on subject matter not covered herein, including, without limitation, any at-will employment agreement, stock option agreements, benefits plans, and other collateral agreements. All such other agreements shall remain in full force and effect notwithstanding the execution of this Agreement. This Agreement, however, shall supersede any and all previous agreements designated as “Confidentiality Agreement,” or agreements having substantially identical titles or substance.

5.4 Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provisions, to the extent enforceable, shall nevertheless be binding and enforceable.

5.5 Successors and Assigns. The rights and remedies of Company under this Agreement shall inure to the benefit of the successors, assigns and transferees of Company.

5.6 Interpretation of Agreement. This Agreement shall not be interpreted for or against any party on the basis that such party, or its attorney, drafted this Agreement or any portion thereof.

5.7 No Waiver. The waiver of any breach of any provision of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of that provision or any other provision of this Agreement.

5.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

5.9 Retroactive Effect. This Agreement, if executed after the commencement of employment, is hereby made retroactive and effective as of the first day of employment of Employee by Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of __________________, 20___.

ORANGE 21 INC.:		EMPLOYEE:

By:
Signature
Name:	Lisa Spahn

Title:	Human Resources Director	Print Name

EXHIBIT B

STOCK OPTION AGREEMENT

Exhibit B